                                                                  Exhibit 99.1





                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                      INDEX

                                                                          Page
                                                                          ----
Audited Financial Statements

  Report of Independent Auditors                                            5

  Statements of Net Assets Available for Benefits                           6
  December 31, 2000 and 1999

  Statements of Changes in Net Assets Available for Benefits
  For the Years Ended December 31, 2000 and 1999                            7

  Notes to Financial Statements                                             8


Supplemental Schedule

  Schedule of Assets Held for Investment Purposes at End of Year           14




















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



                         Report of Independent Auditors


Pension Review Committee of the Board of Directors
    Huntington Bancshares Incorporated

We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Huntington Investment and Tax Savings Plan at December 31, 2000 and 1999, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at the end of year as of December 31, 2000, is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.



                                         s/Ernst & Young LLP

Columbus, Ohio
June 29, 2001






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

                  HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                                                      December 31,
                                                               2000                  1999
                                                           ------------          ------------
ASSETS

Investments, at market value:
   Huntington Bancshares Incorporated Common
      Stock                                                $189,429,541          $259,894,605
   Mutual Funds                                              68,645,859            53,234,816
                                                           ------------          ------------

      Total Investments                                     258,075,400           313,129,421

Contributions receivable
   From participants                                                 --                    --
   From Huntington Bancshares Incorporated                      109,674                    --

Participants notes receivable                                   207,430               304,827

Accrued dividends, interest receivable, and
   other assets                                               2,403,163             2,660,673

Cash and cash equivalents                                       783,765             2,964,181
                                                           ------------          ------------

             TOTAL ASSETS                                   261,579,432           319,059,102

LIABILITIES

Investment purchases payable and other liabilities            2,940,727             2,018,888
                                                           ------------          ------------

             NET ASSETS AVAILABLE FOR BENEFITS             $258,638,705          $317,040,214
                                                           ============          ============


See notes to financial statements.



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


                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                                            Years Ended December 31,
                                                         2000                      1999
                                                     -------------           -------------
ADDITIONS
Investment income:
   Cash dividends on Huntington
      Bancshares Incorporated Common Stock           $  11,412,990           $  10,328,583
   Interest                                                373,990                 364,989
                                                     -------------           -------------
                                                        11,786,980              10,693,572
Contributions:
   Employees                                            15,417,846              15,652,357
   Employer                                              7,944,093               7,708,056
                                                     -------------           -------------
                                                        23,361,939              23,360,413

Assets of merged plans                                   9,389,399                      --
                                                     -------------           -------------

      Total Additions                                   44,538,318              34,053,985

DEDUCTIONS
Benefit distributions and other withdrawals             32,371,981              53,984,564
                                                     -------------           -------------

      Total Deductions                                  32,371,981              53,984,564

Net realized and unrealized depreciation
   in market value of investments                      (70,567,846)            (31,261,973)
                                                     -------------           -------------

      Net decrease                                     (58,401,509)            (51,192,552)

Net assets available for benefits
     at beginning of year                              317,040,214             368,232,766
                                                     -------------           -------------

Net assets available for benefits
     at end of year                                  $ 258,638,705           $ 317,040,214
                                                     =============           =============


See notes to financial statements.




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
                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2000

Note 1 - Plan Description and Accounting Policies

The financial statements of the Huntington Bancshares Investment and Tax Savings Plan (the "Plan") are presented on the accrual basis and are prepared in conformity with accounting principles generally accepted in the United States, which requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current year's presentation.

Description of the Plan

The Plan was initially adopted by the Board of Directors of Huntington Bancshares Incorporated ("Huntington") on September 29, 1977, to be effective January 1, 1978. On August 19, 1992, the Plan was amended and restated, effective January 1, 1987, to comply with the Internal Revenue Code of 1986, as amended. The Plan was again restated October 13, 1994, with a general effective date of January 1, 1987, to incorporate provisions concerning merged plans. The Plan was again amended and restated November 19, 1997, effective at April 1, 1998. On December 13, 2000, the Company Stock Fund and Participants who elect to have all or a portion of their accounts invested in the Company Stock Fund were designated an Employee Stock Ownership Plan (ESOP). The ESOP forms a portion of the Plan. The following summary describes the provisions of the Plan in effect as of the Plan year ending December 31, 2000.

Funding and Vesting

Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax matched contributions of up to 15% of their eligible compensation. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Employee and employer contributions are fully vested at all times. Plan participants are permitted to direct pre-tax elective deferrals and employer matching contributions to any combination of twelve investment options, including Huntington Bancshares Incorporated Common Stock. An active participant may change or suspend pre-tax elective deferrals pursuant to the terms set forth in the Plan document.




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

Administration

The Plan administrator is Huntington Bancshares Incorporated (Huntington). Administration of the Plan has been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington.

Employee and Employer contributions to participants' accounts in the Plan are invested pursuant to the participants' investment direction elections on file at the time the contributions are allocated to the participants' accounts. Plan assets are held in mutual funds or Huntington Bancshares Incorporated Common Stock by the trust division of The Huntington National Bank (the "Plan Trustee"), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of these mutual funds or Huntington Common Stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington at market prices shares of Huntington Common Stock.

Trustee and most administrative fees are paid from the general assets of Huntington. However, participants are charged a nominal amount for administration of the Plan.

Distributions and Withdrawals

Distributions from the Plan are paid in cash. A participant may request that the portion of his or her account that is invested in the Huntington Bancshares Incorporated Common Stock Fund be distributed in shares of Huntington Common Stock with cash paid in lieu of any fractional shares. Distributions and withdrawals are reported at market value.

Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and
(iii) pre-April 1, 1998 Employer contributions that have been in the participants' accounts for at least 24 months. Employee pre-tax elective deferrals and post April 1, 1998, Employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant's death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of Employee pre-tax deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.

Dividends with respect to Huntington Common Stock are distributed in cash to Plan participants.

Dividends and Interest Income

Dividends are recognized as of the record date. Interest is recorded on an accrual basis when earned.







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
Investments

As of December 31, 2000, the separate investment options offered by the Plan are as follows:

Huntington Bancshares Incorporated Common Stock Fund: This fund is invested primarily in Huntington Bancshares Incorporated Common Stock. A small percentage of this fund (usually 1% or less) is invested in a money market fund to maintain liquidity for Plan distributions and participant fund reallocations. Unit values are assigned to participants.

Huntington Money Market Fund: This fund seeks to provide safety of principal and interest, a reasonable rate of interest income, little or no fluctuation of principal, and liquidity. Investments typically include short-term debt securities, including commercial paper, certificates of deposit, bankers acceptances and government securities.

Bond Fund of America: This fund seeks to provide as high a level of current income as is consistent with the preservation of capital by investing primarily in bonds. The fund invests substantially all of its assets in marketable corporate debt securities, U.S. government securities, mortgage-related securities, other asset-backed securities and cash or money market instruments. Normally, at least 65% of the fund assets will be invested in bonds.

Vanguard Wellington Fund: This fund seeks to conserve capital and to provide moderate long-term growth and moderate income by investing in stocks, bonds and money market instruments. The fund invests 60% to 70% of its assets in dividend-paying stocks of large and medium sized companies. The remaining 30% to 40% of assets are invested in high-quality longer-term corporate bonds, with some investment in Treasury, government agency and mortgage backed bonds.

Huntington Income-Equity Trust Fund: This fund seeks to achieve current income and moderate appreciation of both capital and income by investing in income-producing securities, such as stocks of companies having the potential to pay attractive dividends.

Vanguard S&P Index 500 Fund: This fund seeks to mirror, as closely as possible, the performance of the Standard and Poor's 500 Composite Stock Price Index, which emphasizes stocks of large U.S. companies. Accordingly, the fund invests in stocks which are included in the Standard and Poor's 500 Composite Stock Price Index.

MFS Massachusetts Investors Fund: This fund seeks to provide current income and long-term growth of capital and income. Investments include stocks and other equity securities of companies emphasizing above average growth potential.

Neuberger & Berman Partners Trust Fund: This fund is designed to achieve long-term capital growth by investing in common stocks of established medium to large capitalized companies.

Franklin Small Cap Growth Fund: This fund seeks long-term growth of capital by investing in common stocks of smaller capitalization companies.






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


EuroPacific Growth Fund: This fund seeks long-term growth of capital by investing in securities of companies domiciled outside of the United States, usually located in Europe and the Pacific Basin. However, the fund may invest in securities of developing countries as well.

T. Rowe Price Mid Cap Growth Fund: This fund seeks long-term capital appreciation by investing in stocks of established medium and large capitalized companies which show the potential for above-average earnings growth.

Janus Enterprise Fund: This fund is designed to achieve long-term capital growth by investing in securities of medium-sized companies domiciled inside and outside the United States.

Participant Notes Receivable

In conjunction with the merger of First Michigan Bank Corporation into Huntington, the First Michigan Bank Corporation Cash Option Plan (the "First Michigan Plan") merged into the Plan effective as of April 1, 1998. The loan fund represents the transfer of the outstanding participant loan balances in the First Michigan Plan to the Plan. Additionally, the loan fund represents the transfer of outstanding participant loan balances to the Plan on October 1, 2000 resulting from the merger with Empire Banc Corporation (the "Empire Plan"). While the Plan does not allow participants to take loans against their account balances, participants with outstanding loans in the First Michigan Plan and the Empire Plan at the time of its merger into the Plan are permitted to repay outstanding loans. Each loan, by its terms, must be repaid within 5 years, unless it is a loan for a participant's principal residence. The loans bear interest at a market rate fixed at the date of origination. Principal and interest is paid by participants through payroll deductions authorized by the participant currently employed by Huntington. Individuals previously under the First Michigan Plan terminated from employment repay principal and interest on an installment basis. Individuals with loans previously under the Empire Plan are required to repay the loans at time of termination.

Note 2 - Cash and Cash Equivalents

Cash and cash equivalents primarily represent funds temporarily invested in the Huntington Money Market Fund to provide liquidity for fund reallocations and distributions from the Huntington Bancshares Incorporated Common Stock Fund.

Note 3 - Federal Income Taxes

The Plan has received a determination letter from the Internal Revenue Service dated April 19, 2000, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.





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

Note 4 - Investments

The following individual investments represent 5 percent or more of the fair value of assets available for benefits as of December 31:

                                                          2000                  1999
                                                      ------------          ------------
Huntington Bancshares Incorporated
   Common Stock Fund                                  $189,429,541          $259,894,605
Vanguard S&P Index 500 Fund                             19,629,273            17,405,955


The Plan's investments (including investments purchased, sold and held during the year) appreciated (depreciated) in carrying value for the years ended December 31, as follows:

                                                          2000                   1999
                                                      ------------           ------------
Common Stock                                          $(64,863,147)          $(35,858,322)
Equity Mutual Funds                                     (5,664,019)             4,756,736
Fixed Income Mutual Fund                                   (40,680)              (160,387)
                                                      ------------           ------------

                                                      $(70,567,846)          $(31,261,973)
                                                      ============           ============


Note 5 - Plan Mergers

During 2000, approximately $9.4 million was transferred to the Plan as a result of the previous acquisition of Empire Banc Corporation, Traverse City, Michigan.

Note 6 - Terminated Participants

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan. Amounts allocated to these participants were $679,651 and $512,312 at December 31, 2000 and 1999, respectively.











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

Note 7 - Party-In-Interest Transactions

The Plan held the following party-in-interest investments (at fair value) at December 31:

                                                    2000                   1999
                                                    ----                   ----
Huntington Bancshares Incorporated
   Common Stock Fund                            $189,429,541          $259,894,605
Huntington Money Market Fund                       7,341,091             9,267,965
Huntington Income-Equity Trust Fund                1,547,402             1,470,021


Costs and expenses incurred in administering the Plan paid by Huntington, including brokerage commissions and fees in connection with each purchase of securities, totaled $886,976, and $878,690 for 2000 and 1999, respectively.

















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


                                                     Supplemental Schedule 27(a)



                   HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR

                                December 31, 2000

                                                               EIN:  31-0724920
                                                       Plan Number:  002

                                                Description of                                   Current
Issuer                                            Investment                                      Value
-----------------------------------------     -------------------                              ------------
Huntington Bancshares
   Incorporated Common Stock*                 11,702,211 shares                                $189,429,541

Huntington Money Market Fund*                  7,341,091 units                                    7,341,091

Bond Fund of America                             249,890 units                                    3,170,012

Vanguard Wellington Fund                         374,143 units                                   10,552,183

Huntington Income-Equity Trust Fund*              43,857 units                                    1,547,402

Vanguard S&P Index 500 Fund                      160,092 units                                   19,629,273

MFS Massachusetts Investors Fund                 374,045 units                                    7,500,900

Neuberger & Berman Trust Fund                    273,217 units                                    4,619,977

Franklin Small Cap Growth I Fund                 156,938 units                                    6,174,168

EuroPacific Growth Fund                          115,734 units                                    3,629,325

T. Rowe Price Mid-Cap Growth Fund                 62,295 units                                    2,482,258

Janus Enterprise Fund                             50,815 units                                    2,796,936

Participant loans                              6.00% to 10.00%                                      207,430

* Indicates party-in-interest to the Plan



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